                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                             ____________________

                                   FORM 8-K


                                CURRENT REPORT


                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             ____________________

        Date of Report (Date of earliest event reported): JULY 7, 1998


                         U.S. XPRESS ENTERPRISE, INC.
              ---------------------------------------------------
             (Exact name of registrant as specified in its charter)


 NEVADA                      0-24806                        62-1378182
-------                      -------                        ----------
(State of              (Commission File No.)            (IRS Employer
incorporation)                                          Identification No.)


            2931 SOUTH MARKET STREET, CHATTANOOGA, TENNESSEE 37410
            -------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                (423) 697-7377
           ----------------------------------------------------
             (Registrant's telephone number, including area code)
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ITEM 5. OTHER EVENTS.
--------------------

          On July 7, 1998, U.S. Xpress Enterprises, Inc. ("Enterprises") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Enterprises, PST Acquisition Corp. ("Merger Sub") and PST Vans, Inc. ("PST"). The Merger Agreement contemplates that PST will be merged with an into Merger Sub and that Merger Sub will be the surviving corporation (the "Merger"). On the effective date of the Merger, each share of PST's outstanding common stock will be converted into the right to receive .2381 shares of Class A common stock of Enterprises and $2.71 in cash. The obligations of each party to close the Merger are subject to the approval of the Merger Agreement by the requisite vote of the PST shareholders as well as certain other customary conditions. The Proxy Statement/Prospectus relating to the solicitation of proxies in connection with the annual meeting of stockholders of PST to be held on August 28, 1998 at which the approval of the merger will be considered will be distributed to stockholders on July 31, 1998.

          In a separate matter, Enterprises filed suit on July 22, 1998, against Employee Solutions, Inc. ("ESI"), in the United States District Court for the Eastern District of Tennessee, at Chattanooga, in an action alleging breach of contract and seeking contractual and punitive damages. The complaint alleges that ESI agreed to perform certain employer organization services for Enterprises, including administration of programs related to wages, payroll taxes, worker's compensation, employee benefit programs and other insurance and related administration services. Enterprises has alleged that ESI breached its contract to provide such services and has wrongfully attempted to terminate the contract. Enterprises seeks declaratory relief against ESI to enforce the contract's arbitration provisions, and also seeks reimbursement of approximately $545,000 wrongfully withheld by ESI, and other contractual and punitive damages.

                                   SIGNATURES
                                   ----------

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


July 31, 1998                       U.S. XPRESS ENTERPRISES, INC.

                                    By: /s/ Ray M. Harlin
                                        ---------------------------------------
                                        Ray M. Harlin
                                        Chief Financial Officer